EXHIBIT 107

CALCULATION OF REGISTRATION FEE

FORM S-8

(Form Type)

Nocopi Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock	457(c) and 457(h)	2,000,000(1)	$2.47(2)	$4,940,000	0.00014760	$729.14
Total Offering Amounts					$4,940,000		$729.14
Total Fee Offsets							N/A
Net Fee Due							$729.14

(1)	This Registration Statement covers a total of 2,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) of Nocopi Technologies, Inc., representing the amount of Common Stock reserved for issuance under the Nocopi Technologies, Inc. 2024 Incentive Compensation Plan (the “2024 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2024 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act based upon the average of the high and low sales prices of a share of Common Stock as reported on The OTC Markets on [date].